Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HOUSTON AMERICAN ENERGY CORP.

* * * * * * * *

HOUSTON AMERICAN ENERGY CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted summarizing a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. The resolutions summarizing the proposed amendment are as follows:

RESOLVED, that the Corporation’s Certificate of Incorporation be amended to increase the number of authorized shares of common stock from 12,000,000 to 20,000,000.

SECOND: That, in accordance with the resolution set forth in ONE above, ARTICLE IV, paragraph 1 of the Corporation’s Certificate of Incorporation be amended to give effect to an increase in the authorized shares of the Corporation’s common stock and to read in full as follows:

“1. Authorized Stock. The total number of shares of stock which the Company shall have authority to issue is 30,000,000, consisting of 20,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment shall become effective on the date filed with the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 24th day of June 2024.

HOUSTON AMERICAN ENERGY CORP.

By:	/s/ John F. Terwilliger
John F. Terwilliger, President

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